Exhibit 99.1

CONTACT: Press Inquiries Scott Larson Sycamore Networks, Inc. 978-250-3433 scott.larson@sycamorenet.com	Investor Inquiries Investor Relations Sycamore Networks, Inc. 978-250-3460 investor.info@sycamorenet.com

SYCAMORE CONCLUDES INVESTIGATION INTO STOCK OPTION

ACCOUNTING

Reports Principal Findings

CHELMSFORD, Mass., June 5, 2007 – Sycamore Networks, Inc. (NASDAQ: SCMR), today announced that the Audit Committee of its Board of Directors has completed its independent investigation into the Company’s stock option granting practices and related accounting. The 2006 investigation identified certain stock option grants for which the originally recorded measurement dates were incorrect. The Company estimates that it will record, as a result of this investigation, an additional non-cash stock option expense of approximately $215.6 million, in the aggregate, for the periods covering fiscal years 2000 through 2007. Of this expense, approximately 97% was recorded for the periods through the fiscal year ending July 31, 2004. These adjustments will not have any impact on the Company’s previously reported revenues or cash balances for any prior period.

In August 2005, the Audit Committee of the Board of Directors completed an independent investigation that had identified certain stock options granted in calendar years 1999-2001 that were erroneously accounted for, resulting in a non-cash stock compensation expense of approximately $33.8 million (the “2005 Investigation”). In June 2006, the Audit Committee commenced a second investigation into the Company’s stock option practices and related accounting (the “2006 Investigation”) prompted by information provided by a former employee concerning the timing of his 1999 new hire stock option grant as well as the Company’s discovery of additional information not known to exist at the time of the Company’s 2005 restatement. In September 2006, the Company announced, based on a preliminary conclusion that the appropriate measurement dates for certain stock option grants differed from the originally recorded grant dates, that its financial statements for prior periods and its earnings releases and similar communications should not be relied upon.

The 2006 Investigation, aided by the newly discovered information, included a review of more than 1.8 million pages of electronic and hard copy documents and a comprehensive examination of all of the approximately 5,100 stock option and restricted stock grants made during the period from the Company’s incorporation in 1998 through the present. Also examined were stock option and restricted stock grants issued by a privately owned company that the Company acquired in 2000 in a transaction accounted for as a pooling of interests.

The 2006 Investigation was carried out by independent counsel and forensic accountants with the full support and cooperation of the Company’s current management and personnel.

Affected grants included options issued prior to the Company’s initial public offering, options issued in connection with broad-based grants to employees, options issued to executives, options issued to new employees upon their commencement of employment or upon promotion, and options issued to consultants. The 2006 Investigation identified evidence suggesting that the recorded grant dates for a significant number of these options were deliberately altered, with the effect of obtaining more favorable exercise prices for the grantees. The Audit Committee concluded that the Company’s former Chief Financial Officer and former Director of Financial Operations and certain of their direct reports were responsible for these alterations. Each of the responsible individuals left the Company prior to the onset of the 2005 Investigation for reasons unrelated to the stock options investigation.

Approximately 59% of the non-cash stock compensation expense recorded in connection with the 2006 Investigation resulted from options issued prior to the Company’s initial public offering in October 1999, and over 99% of the expense resulted from stock option grants that were issued prior to January 1, 2002. No measurement date revisions were required for any stock option grants issued after the Company implemented certain remedial measures adopted as part of the 2005 Investigation.

The Audit Committee concluded that no member of current management or the Company’s Board of Directors engaged in any wrongdoing. The Audit Committee also concluded that no member of current management or the Board of Directors was aware, prior to the onset of the 2005 Investigation, of improprieties relating to the administration of the Company’s stock option program or that the Company’s accounting or other disclosures were inaccurate. In addition, all measurement dates associated with stock option grants issued to our directors and our current Chief Financial Officer, Richard J. Gaynor, were found to be correct. The Chairman of the Board, Gururaj Deshpande, and the President and Chief Executive Officer, Daniel E. Smith, have never received stock options from the Company.

Paul Chisholm, Chairman of the Audit Committee, said, “We are pleased to have completed the investigation and we appreciate the full cooperation and assistance of the management team. The Audit Committee and the Board of Directors have affirmed their confidence in Mr. Smith and Mr. Gaynor and the current management team to lead the Company forward.”

Although the Audit Committee and management did not identify any deficiencies relating to the Company’s current stock option accounting and related controls, management, under the direction of the Board of Directors, recently implemented certain additional enhancements to its control environment with respect to equity compensation awards. These measures supplement those implemented as a result of the 2005 Investigation. The Company believes its current equity compensation award procedures are appropriate and provide adequate controls.

The Company intends, as soon as practicable, to file with the Securities and Exchange Commission (the “SEC”) its Form 10-K for fiscal year ended July 31, 2006 which will contain restated financial statements for the years ended July 31, 2005 and July 31, 2004, will include the restatement of selected financial data for fiscal years 2003 and 2002 and will provide information as to the accounting issues identified and the additional stock compensation charge to be recorded. The Company has been cooperating with the SEC and the United States Department of Justice throughout the course of the independent investigation.

The Company’s securities have been subject to delisting by NASDAQ as a result of the delayed filing of its Form 10-K for the year ended July 31, 2006 and of its Form 10-Q for the periods ended October 28, 2006 and January 27, 2007. On January 25, 2007 the NASDAQ Listing Qualifications Panel (“Panel”) granted the Company’s request for an exception to the listing requirements. On March 12, 2007, the NASDAQ Listing and Hearing Review Council (“Listing Council”) granted the Company’s request to call the Panel’s decision for review and in connection therewith, issued a stay of the Panel’s decision pending further action by the Listing Council. On June 1, 2007, the Company submitted additional information to the Listing Council in support of its request for continued listing on the NASDAQ Global Market. There can be no assurance that the Company’s securities will not be delisted by NASDAQ.

“We are pleased to have completed this investigation and look forward to finalizing our restatement as soon as possible,” said Dan Smith, President and CEO. “I believe that we have taken the necessary steps to ensure that the appropriate procedures are in place in our equity award process.”

About Sycamore NetworksSycamore Networks, Inc. (NASDAQ: SCMR) is a leading provider of intelligent networking solutions for fixed line and mobile network operators worldwide. From multiservice access networks to the optical core, Sycamore products enable network operators to lower overall network costs, increase operational efficiencies, and rapidly deploy new revenue-generating services. Sycamore’s global customer base includes Tier 1 service providers, government agencies, and utility companies. For more information, please visit www.sycamorenet.com.

We wish to caution you that certain matters discussed in this news release constitute forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that actual results or events could differ materially from those stated or implied in forward-looking statements. These risks and uncertainties include, but are not limited to, the findings, including possible tax liabilities and penalties resulting from the audit of certain of the Company’s income tax returns by the Internal Revenue Service, risks relating to the formal investigations commenced by the Securities and Exchange Commission and the U.S. Attorney’s office with respect to certain stock options granted by the Company, additional actions and findings that may result from the ongoing investigation into such stock options and the accounting therefor, including the restatement of previously issued financial statements, certain purported shareholder derivative actions filed against the Company and certain of its current and former officers and its directors, the Company’s inability to file timely periodic reports on Form 10-K and Form 10-Q with the Securities and Exchange Commission and the possible delisting of the Company’s common stock by Nasdaq. Certain additional risks are set forth in more detail in the section entitled Factors that May Affect Future Results in the Company’s most recent Form 10-Q and Form 10-K filed by the Company with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.